Exhibit 1(j)

                           SENTINEL GROUP FUNDS, INC.
                             ARTICLES SUPPLEMENTARY
                   CREATING ADDITIONAL SERIES OF COMMON STOCK

         SENTINEL GROUP FUNDS, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by its Amended and Restated Articles of Incorporation, as amended (the "Charter"), the Board of Directors, at a meeting duly convened and held on June 10, 1999, adopted resolutions reclassifying and designating twenty million (20,000,000) of the authorized but unissued shares of common stock as Class A shares of Sentinel Growth Index Fund, par value $0.01 per share (the "Class A Shares") with the preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article SIXTH, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

                  The Class A Shares shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the shares of common stock as of the date of these Articles Supplementary, except as otherwise set forth in the Charter and further except that:

                  (i) Expenses related to the distribution of the Class A Shares shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

                  (ii) Such distribution expenses borne solely by Class A Shares shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class.

         SECOND: Pursuant to authority expressly vested in the Board of Directors by the Charter, the Board of Directors, at a meeting duly convened and held on June 10, 1999, adopted resolutions reclassifying and designating twenty million (20,000,000) authorized but unissued shares of common stock as Class B shares of Sentinel Growth Index Fund, par value $0.01 per share (the "Class B Shares") with the preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article SIXTH, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

                  The Class B Shares shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the shares of common stock as of the date of these Articles Supplementary, except as otherwise set forth in the Charter and further except that:

                  (i) Expenses related to the distribution of the Class B Shares shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

                  (ii) Such distribution expenses borne solely by Class B Shares shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

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         IN WITNESS WHEREOF, SENTINEL GROUP FUNDS, INC. has caused these
Articles Supplementary to be signed in its name and on its behalf by its
President and attested by its Secretary on the       day of             , 1999.

                                            SENTINEL GROUP FUNDS, INC.

                                            By__________________________________
                                                Joseph M. Rob
                                                President

Attest:

______________________________
D. Russell Morgan
Secretary

         THE UNDERSIGNED, President of SENTINEL GROUP FUNDS, INC. (the "Corporation"), who executed on behalf of the Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, further certifies that, to the best of his knowledge, information and belief, these matters and facts contained are true in all material respects and that this statement is made under the penalties for perjury.

                                     __________________________________
                                     Joseph M. Rob
                                     President